   [LOGO]

October 27, 1997

TO OUR SHAREHOLDERS:

You are cordially invited to the 1997 Annual Meeting of Shareholders to be held at the Regent Beverly Wilshire Hotel in Beverly Hills, California, on Thursday, December 4, 1997, beginning at 11:00 a.m.

The principal items of business at this year's Meeting will be the election of Directors and the appointment of the independent auditors. We will also report on the Company's operations during 1997, and give you an opportunity to ask questions. Your vote is important, and we urge you to sign, date and return the proxy card in the envelope provided whether or not you plan to attend the meeting. If you decide to attend the meeting, you may vote your shares in person, if you wish.

We look forward to seeing you at the Meeting.

/s/ John M. Leonis

John M. Leonis
CHAIRMAN AND
CHIEF EXECUTIVE OFFICER

   [LOGO]
21240 Burbank Boulevard

Woodland Hills, CA 91367-6675

October 27, 1997

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 1997 Annual Meeting of the Shareholders of LITTON INDUSTRIES, INC. (the "Company"), will be held at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, on Thursday, December 4, 1997, at 11:00 a.m., for the following purposes:

    1.  To elect a Board of Directors.

    2. To ratify the appointment of Deloitte & Touche LLP as independent auditors.

    3. To consider and act upon such other matters as may properly be presented for action at the meeting or any adjournment.

Only shareholders of record at the close of business on October 10, 1997 are entitled to vote at the meeting. A list of such shareholders shall be open to the examination of any shareholder at the meeting, and for a period of ten days prior to the date of the meeting for any purpose germane to the meeting during ordinary business hours at Wells Fargo Bank, 9600 Santa Monica Boulevard, Beverly Hills, California.

Holders of a majority of the Company's outstanding voting shares must be present either in person or by proxy in order for the meeting to be held. WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING OR NOT, YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

/S/ JEANETTE M. THOMAS

Jeanette M. Thomas

VICE PRESIDENT AND CORPORATE SECRETARY

                             YOUR VOTE IS IMPORTANT
                 PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD

                            LITTON INDUSTRIES, INC.

             21240 BURBANK BOULEVARD, WOODLAND HILLS, CA 91367-6675

                                PROXY STATEMENT

    The Board of Directors of Litton Industries, Inc. ("Litton") is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on December 4, 1997, and at any adjournment. This Proxy Statement is being mailed to shareholders beginning on or about October 27, 1997, accompanied by Litton's annual report for the fiscal year ended July 31, 1997.

    At the close of business on October 10, 1997, the record date, there were 46,066,558 shares of $1 par value Common Stock and 410,643 shares of Series B $2 Cumulative Preferred Stock, par value $5, outstanding and entitled to vote. Each share of Common Stock or Series B Preferred Stock entitles the holder to one vote.

    A proxy is enclosed for use at the meeting. The proxy may be revoked by the shareholder at any time before it is voted, by giving written notice to the Corporate Secretary at the address shown above. Unless other instructions are indicated on the proxy, all shares represented by valid proxies received from this solicitation (and not revoked before they are voted) will be voted FOR election of the ten nominees for directors named below; and FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors.

    The holders of a majority of the issued and outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the meeting. Directors are elected by a plurality of the shares represented in person or by proxy at the meeting; votes withheld will be excluded entirely from the vote and will have no effect. The appointment of auditors requires the approval of a majority of the shares represented in person or by proxy.

                        ITEM ONE: ELECTION OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A "YES" VOTE FOR ALL CANDIDATES.

    If any nominee, for any reason presently unknown, cannot be a candidate for election, the shares represented by valid proxies will be voted in favor of the remaining nominees and may be voted for the election of a substitute nominee recommended by the Board of Directors (or the number of authorized directors may be reduced). Each of the nominees was elected to his or her present term of office at Litton's last Annual Meeting of Shareholders.

    In keeping with the Board's retirement policy, one incumbent member of the Board, Robert H. Lentz, is not standing for re-election. The Company has benefited greatly from the wise counsel of Mr. Lentz during his many years of service as an officer and general counsel, to his retirement as Senior Vice President and General Counsel in 1990, and during the years he has served as a member of the Board of Directors. The Company thanks him for his dedicated service.

    The following information concerning the principal occupation, other affiliations, and past business experience was furnished to the Company by the nominees for directors.

                  ALTON J. BRANN                                     MICHAEL R. BROWN
  [PHOTO1]        - Chairman and Chief Executive   [PHOTO1]          - President and Chief Operating
                    Officer of UNOVA, Inc.                             Officer of Litton Industries,
                  - Age 55                                             Inc.
                  - Director since 1990                              - Age 56
                                                                     - Director since 1995

Background: UNOVA, Inc., is an industrial          Background: Joined Litton in 1968 and has been
technologies company providing automated data      President and Chief Operating Officer since 1995;
systems and industrial automation solutions.       Executive Vice President (1995), Group
Chairman of Western Atlas Inc., an oilfield        Executive-Information Systems (1995-1997), Senior
information technology company. Former Litton      Vice President (1992-1995), Group
Chairman of the Board (1994-1995), President       Executive-Electronic Warfare Systems (1989-1995),
(1990-1994) and Chief Executive Officer            elected Corporate Vice President (1989).
(1992-1994). Director, Los Angeles World Affairs
Council. Board of Governors, Town Hall of Los
Angeles. Board of Overseers, the Executive
Council on Foreign Diplomacy. President's Cabinet
of California Polytechnic State University. Board
of National Association of Manufacturers. Senior
Member, Institute of Electrical and Electronics
Engineers. Member, the Optical Society of
America, the U.S.-Russia Business Council,
California Business Higher Education Forum,
Institute of Navigation, and Society of Petroleum
Engineers. Trustee, Manufacturers Alliance for
Productivity and Innovation.

                  JOSEPH T. CASEY                                    CAROL B. HALLETT
  [PHOTO1]        - Retired Vice Chairman and      [PHOTO1]          - President and Chief Executive
                    Chief Financial Officer of                         Officer of Air Transport
                    Western Atlas Inc.                                 Association
                  - Age 66                                           - Age 60
                  - Director since 1981                              - Director since 1993

Background: Former Western Atlas Inc. Vice         Background: Senior Government Relations Advisor,
Chairman and Chief Financial Officer (1994-1996).  Collier, Shannon, Rill & Scott. Trade Advisor,
Former Litton Vice Chairman and Chief Financial    Clark Company (1993-1995). Commissioner of United
Officer (1988-1994). Director, Western Atlas Inc.  States Customs (1989-1993). U.S. Ambassador to
Trustee, Claremont McKenna College and Don Bosco   the Commonwealth of the Bahamas (1986-1989).
Technical Institute. Member, Board of Overseers    Director, Fleming Companies, Inc. and American
of the Rand Corporation Center for Russian and     Association of Exporters and Importers. Member,
Eurasian Studies.                                  President's Cabinet of California Polytechnic
                                                   State University. Trustee, Junior Statesmen of
                                                   America.

                  ORION L. HOCH                                      DAVID E. JEREMIAH
  [PHOTO1]        - Chairman Emeritus of Litton    [PHOTO1]          - Partner and President,
                    Industries, Inc.                                   Technology Strategies &
                  - Age 68                                             Alliances
                  - Director since 1982                              - Age 63
                                                                     - Director since 1994

                                                   Background: Technology Strategies & Alliances is
Background: Former Litton Chairman of the Board    a strategic consulting firm specializing in
(1988-1994), President (1982-1988) and Chief       positioning clients and creating strategic
Executive Officer (1986-1992). Director and        alliances in high technology and defense
Chairman of the Executive Committee of Board of    industries. Retired Admiral, U.S. Navy (1994).
Directors of Western Atlas Inc. Director,          Vice Chairman, Joint Chiefs of Staff (1990-1994).
Bessemer Group Inc. and Bessemer Trust Companies.  Commander-in-Chief, U.S. Pacific Fleet
Trustee, Carnegie Mellon University.               (1987-1990). Director, Alliant Techsystems Inc.,
                                                   Geobiotics, Inc., Standard Missile Company, and
                                                   National Committee on U.S.-China Relations. Board
                                                   of Visitors, Northrop Grumman Corporation
                                                   (Melbourne Division) and Board of Advisors,
                                                   Jewish Institute for National Security Affairs.
                                                   Member, ManTech International Advisory Board,
                                                   International Council of the George Washington
                                                   University Elliott School of International
                                                   Affairs and the National Defense Panel.

                  RUDOLPH E. LANG, JR.                               JOHN M. LEONIS
  [PHOTO1]        - Senior Vice President and      [PHOTO1]          - Chairman and Chief Executive
                  Chief Financial Officer, Litton                      Officer, Litton Industries,
                    Industries, Inc.                                   Inc.
                  - Age 61                                           - Age 64
                  - Director since 1994                              - Director since 1994

                                                   Background: Joined Litton in 1959. Chairman of
Background: Joined Litton in 1962. Senior Vice     the Board since 1995; Chief Executive Officer
President since 1988 and Chief Financial Officer   since 1994. President (1994), Senior Vice
since 1994. Elected Corporate Vice President       President (1990-1994), Group
(1984), Division Vice President of Finance         Executive-Navigation, Guidance and Control
(1969), and Group Vice President (1978).           Systems (1988-1993) and Division President
                                                   (1986). Director, Los Angeles World Affairs
                                                   Council and HCC Industries Inc. Board of
                                                   Governors, Town Hall of Los Angeles and Aerospace
                                                   Industries Association.

                  WILLIAM P. SOMMERS                                 C. B. THORNTON, JR.
  [PHOTO1]        - President and Chief Executive  [PHOTO1]          - President, Thornton
                    Officer, SRI International                         Corporation
                  - Age 64                                           - Age 55
                  - Director since 1994                              - Director since 1981

Background: SRI International is an independent    Background: Thornton Corporation is engaged in
nonprofit research, technology, development and    mining and private investments. Former President
consulting organization. Former Executive Vice     and principal owner of T Lazy S Ranch in Nevada
President, Iameter, Inc. Former Director and       (1974-1982). Former executive of Cessna Aircraft.
President, Booz-Allen & Hamilton's Technology      Former consultant with McKinsey & Company.
Management Group. Director, Rohr, Inc.,            Member, Society of Experimental Test Pilots.
Therapeutic Discovery Co., Nuance Communications,  Trustee, Thornton Foundation, Harvey Mudd
and Bay Area Council. Member, The Major Gifts      College, and Harvard-Westlake School.
Committee of the University of Michigan. Trustee,
Kemper Mutual Funds.

             GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

    During fiscal year 1997, the Board of Directors of the Company held eight meetings and acted once by unanimous written consent. The average attendance at Board meetings was 98%, and attendance at committee meetings was 100%. The Board has established four standing committees to assist it in carrying out its duties: the Executive Committee, the Audit and Compliance Committee, the Compensation and Selection Committee, and the Nominating Committee.

                    BOARD COMMITTEES AND MEETING ATTENDANCE

    The Executive Committee consists of Alton J. Brann, Chairman, Michael R. Brown, Joseph T. Casey, Rudolph E. Lang, Jr., Robert H. Lentz and John M. Leonis. The Executive Committee exercises all powers of the Board of Directors when the full Board is not in session and supervises the management and business of the Company. The Executive Committee held two meetings in fiscal year 1997 and acted twenty times by unanimous written consent. Actions taken by the Executive Committee are subsequently ratified by the full Board of Directors.

    The Audit and Compliance Committee consists of C.B. Thornton, Jr., Chairman, Joseph T. Casey, Carol B. Hallett, and William P. Sommers. The Audit and Compliance Committee reviews the audit of the Company conducted by the independent auditors and the activities of the Company's internal auditors. The Audit and Compliance Committee is also responsible for the Company's Ethics Program and the Conflicts of Interests Program. The Audit and Compliance Committee held four meetings in fiscal year 1997.

    The Compensation and Selection Committee consists of David E. Jeremiah, Chairman, Carol B. Hallett, C.B. Thornton, Jr., and William P. Sommers. The Compensation and Selection Committee has responsibility for the design, implementation, and administration of the Company's executive compensation program and its various components which include annual performance awards, long-term stock options, and incentive loans. The Compensation and Selection Committee also reviews and approves the terms of change in control agreements with executive officers. The Compensation and Selection Committee held three meetings in fiscal year 1997.

    The Nominating Committee consists of Carol B. Hallett, Chairman, David E. Jeremiah, Alton J. Brann, and John M. Leonis. The Nominating Committee reviews the qualifications of all Board of Directors candidates and recommends possible candidates to fill vacancies on the Board of Directors. The Nominating Committee held one meeting and acted once by written unanimous consent in fiscal year 1997.

                DIRECTOR'S COMPENSATION AND RETIREMENT POLICIES

    Directors who are employees of the Company are not paid any fee or additional remuneration for services, as members of the Board of Directors or any Committee.

ANNUAL FEES FOR NON-EMPLOYEE DIRECTORS

    - Board members receive $27,500, payable in equal quarterly installments;

    - Board and Committee meeting attendance fee of $1,500 per meeting ($2,500 per meeting for the Chairman of the Committee);

    - Executive Committee members receive an additional annual fee of $12,000 ($15,000 for the Chairman of the Executive Committee).

DEFERRED COMPENSATION PLAN FOR DIRECTORS

    - Directors may defer annual Board fees, meeting and Committee attendance fees, bearing interest at the prime rate in effect on first business day of the calendar quarter, to be paid after the end of the director's Board service in the number of annual installments requested by the director;

    - A change in control of the Company causes deferred amounts to become immediately due and payable in a lump sum.

STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

    On the first business day following the Annual Meeting, new directors receive an automatic initial option grant to purchase 10,000 shares of the Company's Common Stock at fair market value on the date of grant. Each year thereafter there is an automatic annual option grant to purchase 2,000 shares. Option grants become fully exercisable on the first anniversary of the grant.

RETIREMENT PROGRAM FOR DIRECTORS

    - Mandatory retirement at next Annual Meeting after reaching age 72;

    - Incumbent directors who retire or die while in office, at or after age 65, will receive the active Board members' annual fee (or, if larger, the fee in effect at the Annual Meeting immediately following the earlier of their retirement or death) for the shorter of ten years, the number of years a director, or the remaining life of the director or surviving spouse;

    - Directors who resign, are removed, or fail to be re-elected prior to their 65th birthday because of a change in control of the Company receive the annual fee in effect prior to the change in control, for the shorter of ten years, the number of years a director, or the life of the director or surviving spouse.

                         OTHER INFORMATION ON DIRECTORS

    Joseph T. Casey, a former Chief Financial Officer and Vice Chairman of the Company, receives certain retirement benefits by reason of his former employment by the Company. Under the terms of a predecessor supplemental retirement plan of the Company, Mr. Casey received a monthly benefit of $35,683 until October 1, 1996, and thereafter, a monthly benefit of $27,075 in the form of a 100% joint and survivor annuity. In addition, during fiscal 1997, Mr. Casey received $12,000 as a member of the Investment Committee of Litton Industries, Inc.

    Orion L. Hoch, a former President, Chief Executive Officer and Chairman of the Company, receives certain medical and retirement benefits by reason of his former employment by the Company. The premium paid by the Company for Dr. Hoch's medical insurance in fiscal 1997 was $26,187. Under the terms of a Company-provided contractual pension benefit, and the Restoration Plan described on page 11, Dr. Hoch receives a combined monthly benefit of $60,391 in the form of a 100% joint and survivor annuity.

    Robert H. Lentz, a former Senior Vice President and General Counsel of the Company, receives certain medical and retirement benefits. The premium paid by the Company for Mr. Lentz's medical insurance in fiscal year 1997 was $26,187. Under the terms of the Company's basic retirement plan, the Restoration Plan, and a predecessor supplemental retirement plan, Mr. Lentz receives a combined monthly benefit of $14,081 in the form of a 100% joint and survivor annuity. In addition, during fiscal 1997, Mr. Lentz received $12,000 as a member of the Investment Committee of Litton Industries, Inc.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

LITTON COMMON STOCK

                                                       SHARES SUBJECT
                              SHARES OF COMMON STOCK     TO OPTIONS      DEFERRED
                               BENEFICIALLY OWNED AS   EXERCISABLE AT   STOCK UNITS   PERCENT OF
                                    OF 9/30/97            12/31/97        (#)(G)        CLASS*

NON-EMPLOYEE DIRECTORS

Alton J. Brann                       3,400                    29,440           -0-            *

Joseph T. Casey                     32,023(a)                 98,000           -0-            *

Carol B. Hallett                       490                    16,000           -0-            *

Orion L. Hoch                       89,599(b)                 31,916           -0-            *

David E. Jeremiah                      500                    13,500           -0-            *

Robert H. Lentz                      7,238(c)                 14,000           -0-            *

William P. Sommers                     350                    14,000           -0-            *

C. B. Thornton, Jr.                832,874(b)(d)              26,000           -0-         1.81%

NAMED EXECUTIVE OFFICERS

John M. Leonis                      12,590                    80,600        12,196            *

Michael R. Brown                     5,795                    68,805           -0-            *

Rudolph E. Lang, Jr.                16,842                    80,200         1,084            *

Gerald J. St. Pe                    10,246                    70,200           632            *

John E. Preston                     13,024(b)                 17,778         1,777            *

GROUP

Directors, Nominees and
Executive Officers as a
Group (19 people)                1,107,100(b)(e)(f)          647,820        19,579         2.40%

 * Percentage of shares are given only where such percentage exceeds 1% of the Common Stock outstanding on the record date, exclusive of treasury shares.

(a) Excludes 9,500 shares held by a charitable corporation of which Mr. Casey serves as trustee. Mr. Casey has voting and investment power with respect to such 9,500 shares and may be deemed to have incidents of beneficial ownership.

(b) Includes shares which are beneficially owned by certain family members of certain directors and officers who disclaim beneficial ownership of such shares. The shares are reported on the presumption that the individual may share voting and/or investment power because of family relationships.

(c) Excludes 358 shares held by a trust under the will of a deceased spouse of Mr. Lentz.

(d) Excludes 25,378 shares owned by a private foundation of which Mr. Thornton is an officer and trustee. Mr. Thornton shares voting and investment power with another trustee and may be deemed to have incidents of beneficial ownership.

(e) Excludes 255,126 shares owned by the Litton Master Trust which holds certain retirement funds of the Company and its Subsidiaries. Messrs. Casey, Lang and Lentz are members of the Investment Committee which has sole investment and voting power, and thus may be deemed to have incidents of beneficial ownership. If these shares were included as beneficially owned shares, then the percentage of Common Stock owned by the group would be 2.96%.

(f) Includes 50,000 shares held by the Foundation of the Litton Industries whose President and Treasurer vote the shares and are also officers of the Company, and whose directors have investment power of the shares, are elected and may be removed by the Nominating Committee of the Board of Directors of the Company.

(g) Individuals with share numbers in this column have elected to defer a portion of their 1997 fiscal year bonus award. On the bonus award date, the bonus award is converted into a number of share units equal to the number of shares of Company Common Stock which could have been purchased at fair market value on that date. Deferred awards are paid in full shares of Company Common Stock upon retirement, termination, death, or a change of control. Although individuals may be deemed to have incidents of beneficial ownership, they do not have any voting power with respect to these shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Securities and Exchange Act of 1934 requires the Company's officers and directors to timely file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission ("SEC"). During fiscal year 1997, two reports were filed late with the SEC: a Form 4 should have been filed on behalf of William P. Sommers by May 10, 1997, but was not filed until June 3, 1997; a Form 4 should have been filed on behalf of Carol B. Hallett by April 10, 1997, however, a Form 5 was timely filed on September 15, 1997.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                     ANNUAL COMPENSATION     COMPENSATION      ALL OTHER
NAMED EXECUTIVE OFFICERS                                                        AWARDS       COMPENSATION
                                          FISCAL                  BONUS        OPTIONS
NAME AND PRINCIPAL POSITION                YEAR     SALARY ($)    ($)(A)         (#)            ($)(B)

John M. Leonis                                1997     675,000     675,000        50,000           5,032
CHAIRMAN AND CHIEF EXECUTIVE OFFICER          1996     574,054     600,000        50,000           6,905
                                              1995     445,681     500,000           -0-           3,688

Michael R. Brown                              1997     441,542     440,000        35,000           7,740
PRESIDENT AND CHIEF OPERATING OFFICER         1996     379,236     400,000        73,000           8,641
                                              1995     277,414     260,000           -0-           4,649

Rudolph E. Lang, Jr.                          1997     363,667     300,000        10,000           5,826
SENIOR VICE PRESIDENT AND CHIEF               1996     349,030     330,000        15,000           6,448
FINANCIAL OFFICER                             1995     337,418     340,000           -0-           4,531

Gerald J. St. Pe                              1997     366,231     350,000        12,000           2,951
SENIOR VICE PRESIDENT                         1996     342,020     350,000        15,000           6,242
                                              1995     326,385     335,000           -0-           4,670

John E. Preston                               1997     284,964     246,000        15,000           7,270
SENIOR VICE PRESIDENT AND GENERAL             1996     265,552     230,000        14,000           6,527
COUNSEL                                       1995     252,412     205,000           -0-           4,166

(a) Fiscal year 1995 and 1996 bonus awards are paid under the Company's then applicable performance award plan policy which provided that the award be paid in three installments of 50%, 25%, and 25%. Fiscal year 1997 bonus awards will be paid in full in December 1997. Certain executive officers have elected to defer the following portions of their 1997 bonus awards, as indicated in the Security Ownership table on page 8: Mr. Leonis, 100%; Mr. Lang, 20%; Mr. St. Pe, 10%; and Mr. Preston, 40%.

(b) Includes for fiscal 1997, 1996 and 1995, respectively, taxable amounts imputed under various life insurance arrangements provided by the Company, and amounts of imputed interest on the loans described on pages 12-13.

OPTION GRANTS IN LAST FISCAL YEAR

                                                                                    POTENTIAL REALIZABLE VALUE AT
                                                                                    ASSUMED ANNUAL RATES OF STOCK
NAMED EXECUTIVE                                                                     PRICE APPRECIATION FOR OPTION
 OFFICERS                                   INDIVIDUAL GRANTS                                    TERM
                                                                                    HYPOTHETICAL     HYPOTHETICAL
                                    % OF TOTAL OPTIONS                             VALUE REALIZED   VALUE REALIZED
                          OPTIONS       GRANTED TO        EXERCISE                   AT 5% STOCK     AT 10% STOCK
                          GRANTED   EMPLOYEES IN FISCAL     PRICE     EXPIRATION    APPRECIATION     APPRECIATION
NAME                        (#)            YEAR            ($/SH)        DATE            ($)              ($)

John M. Leonis              50,000           7.03%            47.96      6/27/07        1,508,089        3,821,794

Michael R. Brown            35,000           4.92%            47.96      6/27/07        1,055,662        2,675,256

Rudolph E. Lang, Jr.        10,000           1.41%            47.96      6/27/07          301,618          764,359

Gerald J. St. Pe            12,000           1.69%            47.96      6/27/07          361,941          917,231

John E. Preston             15,000           2.11%            47.96      6/27/07          452,427        1,146,538

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

                                                            NUMBER OF SECURITIES
                                   SHARES                  UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED
                                 ACQUIRED ON     VALUE            OPTIONS            IN-THE-MONEY OPTIONS
                                  EXERCISE     REALIZED     AT JULY 31, 1997 (#)     AT JULY 31, 1997 ($)
NAME                 COMPANY*        (#)          ($)     EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE

John M. Leonis          LIT           3,991       84,836      80,600      130,250    2,413,577   1,712,282
                        WAI             -0-          -0-      34,000          -0-    1,943,053         -0-
                       Total          3,991       84,836     114,600      130,250    4,356,630   1,712,282

Michael R. Brown        LIT             -0-          -0-      57,245      103,906    1,536,748     843,634
                        WAI           5,980      278,996      22,060        2,960    1,244,552     176,891
                       Total          5,980      278,996      79,305      106,866    2,781,300   1,020,525

Rudolph E. Lang,        LIT             -0-          -0-      80,200       34,800    2,669,042     402,812
 Jr.                    WAI           7,400      332,873         -0-          -0-          -0-         -0-
                       Total          7,400      332,873      80,200       34,800    2,669,042     402,812

Gerald J. St. Pe        LIT             -0-          -0-      70,200       36,000    2,256,839     392,941
                        WAI             -0-          -0-      14,700          -0-      841,108         -0-
                       Total            -0-          -0-      84,900       36,000    3,097,947     392,941

John E. Preston         LIT             -0-          -0-      17,778       38,480      456,655     443,530
                        WAI             -0-          -0-       4,040          -0-      233,643         -0-
                       Total            -0-          -0-      21,818       38,480      690,298     443,530

 * On March 17, 1994, all of the common stock of Western Atlas Inc. ("WAI"), a wholly-owned subsidiary of the Company, was distributed to the Company's then shareholders. Under the Company's 1984 Long-Term Stock Incentive Plan, each Company stock option granted prior to that date was converted into both a Company option and an option of Western Atlas Inc.

RETIREMENT BENEFITS

    - THE FSSP AND RELATED RETIREMENT PLANS

    Litton's Financial Security and Savings Program ("FSSP") is a defined contribution plan intended to qualify under Section 401(k) of the Internal Revenue Code (the "Code"). Participation in the FSSP is generally available to U.S. employees of the Company's corporate offices and participating subsidiaries and divisions. All of the Named Executive Officers participate in the FSSP.

    The first 1% to 4% of pay a participant elects to contribute to the FSSP results in an annual retirement benefit payable at age 65 equal to the greater of (a) 60% of such contributions, or (b) 85% of such contributions, less 75% of estimated Social Security primary insurance. The benefit is payable as an annuity and is reduced by the actuarial equivalent of any elected lump sum distribution of the contributions, as adjusted for earnings or losses. Participants may contribute an additional 1% to 14% of pay into the Savings Account portion of the FSSP and receive a 50% Company match on the first 1% to 4% of those contributions. For any calendar year, a participant's contributions to the FSSP may not exceed the maximum deferral amount prescribed by Section 401(k) of the Code or, if less, 18% of a participant's annual compensation.

    - RESTORATION PLAN

    The Litton Industries, Inc. Restoration Plan is an unfunded, nonqualified retirement plan that restores company-provided retirement benefits, and FSSP Savings Account company-matching contributions which an FSSP participant could have received if it were not for the limitations prescribed by the Code. Such benefit is payable as an annuity from the Company's general assets at retirement.

    The following table sets forth the current estimated annual retirement benefits of the Named Executive Officers assuming their continued maximum participation in the above described plans, retirement at age 65 and election of a single life annuity.

                                                                COMPANY PROVIDED
NAME                                            TOTAL PENSION        PORTION

John M. Leonis                                   $   242,856      $     220,691

Michael R. Brown                                     417,586            374,612

Rudolph E. Lang, Jr.                                 308,219            273,273

Gerald St. Pe                                        393,114            349,095

John E. Preston                                      307,853            261,867

    - SUPPLEMENTAL PLAN

    The Litton Industries, Inc. Supplemental Executive Retirement Plan ("SERP") is an unfunded, nonqualified defined benefit retirement plan that provides certain key employees of the Company with supplemental retirement benefits. Participants must be at least age 50, and vesting occurs when a participant reaches age 60 and has at least fifteen years of service with the Company. The SERP retirement benefit is determined based on a participant's Average Earnings (for the highest three twelve month periods out of their last 60 months of compensation) and years of service since age 40 (up to a maximum of 25 years). Under the SERP, the credited years of service at September 30, 1997, of the Named Executive Officers are as follows: Mr. Leonis, 23 years; Mr. Brown, 16 years; Mr. Lang, 21 years; Mr. St. Pe, 17 years; and Mr. Preston, 15 years.

    The following table indicates the approximate annual benefit which would be received by a participant in the SERP, based on the following assumptions: (i) retirement at age 65 and (ii) payment as a single life annuity. Such benefit would be reduced by the Social Security benefit, and the greater of the maximum amount of Company provided pension benefits that the employee either actually accrued or could have accrued under other Company sponsored retirement plans.

               PENSION PLAN TABLE
REMUNERATION             YEARS OF SERVICE
(AVERAGE                                  25 OR
EARNINGS)            15         20        MORE

      600,000     $ 186,750  $ 249,000  $ 311,250

      800,000       252,750    337,000    421,250

    1,000,000       318,750    425,000    531,250

    1,200,000       384,750    513,000    641,250

    1,400,000       450,750    601,000    751,250

    1,600,000       516,750    689,000    861,250

    1,800,000       582,750    777,000    971,250

CHANGE IN CONTROL

    The Company is a party to change in control agreements with all of the Named Executive Officers. The agreements become operative only upon the occurrence of one of the following events: (1) a change in the majority of the members of the Company's Board of Directors; (2) a third party acquires at least 30% of the Company's outstanding voting stock, other than as a result of a repurchase by the Company of its voting stock; (3) a merger, reorganization, or consolidation of the Company with another party (other than certain limited types of mergers);
(4) a sale or disposition of substantially all of the Company's assets; or (5) the shareholders approve the liquidation or dissolution of the Company.

    Each change in control agreement provides that for three years after a change in control there will be no adverse change in the executive's salary, bonus opportunity, benefits, or location of employment. If, during this three-year period, the executive's employment is terminated by the Company, the executive terminates his or her employment, or voluntarily leaves during the 30-day period following the first anniversary of the change in control, the executive is entitled to receive an accrued salary and annual incentive payment through the date of termination and a lump sum severance payment equal to three times the sum of the executive's base salary and annual bonus. The Company will also provide the executive with certain pension credits, insurance and other welfare plan benefits.

    The SERP provides that in the event of a change in control, all participants in the SERP become fully vested in their benefit, which will be paid as a lump sum payment based upon certain actuarial factors. Alternatively, the Compensation and Selection Committee of the Board may direct that, in the event of a change in control, the Company fund a trust with sufficient assets to adequately satisfy the liabilities of the SERP and that the Company pay SERP benefits monthly as an annuity. The assets of such trust would be subject to the claims of the Company's creditors in the event of the insolvency or bankruptcy of the Company.

INDEBTEDNESS OF MANAGEMENT TO THE COMPANY

    As a form of additional incentive, the Company provides loans to certain key employees. Under the Company's incentive loan program, unsecured loans, not to exceed $6,000,000 in the aggregate outstanding at any one time, may be made to not more than 50 employees and may not exceed the annual salary rate of the borrower. These loans presently bear interest at the rate of 4% per annum and are payable on the Company's demand, or by (i) termination of the borrower's employment or (ii) December 31, 2001, whichever occurs first. Granting of loans requires the approval of the Compensation and Selection Committee.

    As of October 7, 1997, loans upon the terms set forth above in the aggregate amount of $595,000 were outstanding to three of the Named Executive Officers:
Michael R. Brown, $275,000; Rudolph E. Lang, Jr., $150,000; and John E. Preston, $170,000. John M. Leonis paid the principal balance of $310,000, plus accrued interest, on a Company incentive loan on July 16, 1997. The Company has $400,000 in loans outstanding to two other executive officers as of October 7, 1997. The largest total amount of indebtedness of all executive officers outstanding at any time since July 31, 1996 was $1,538,000.

               REPORT OF THE COMPENSATION AND SELECTION COMMITTEE

    The Compensation and Selection Committee of the Board of Directors is composed entirely of outside directors. The Committee has been charged with the responsibility of determining and administering the Company's executive compensation program.

    The Committee has designed the Company's executive compensation program to reward both individual and collective performance and to create incentives for both short-term and long-term performances. The objective of the program is to provide appropriate incentives including a substantial equity component, in order to reward senior management for superior performance.

    The Company's executive compensation program consists of three components:
(1) base annual salaries of senior executive management, including the Chief Executive Officer; (2) annual incentive awards designed to reward performance related to specific performance goals of the Company; and (3) long-term incentives in the form of stock options. The Committee annually retains a compensation consulting firm to provide a review of each component of the Company's executive compensation program, and to assess its competitiveness in relation to a peer group of companies made up of other similar industry companies, including those which directly compete with the Company for business and talent.

BASE ANNUAL SALARY

    The Committee determines base annual salaries of the Company's senior executive management, including the Chief Executive Officer, by evaluating certain criteria, which include: level of responsibility and experience; individual performance; specific contributions to the Company and its business objectives; internal Company issues, such as fairness; and comparable levels of responsibility and compensation at the peer group of companies identified by the compensation consultant.

    After careful evaluation of the above-described criteria, the Committee determined to grant increases in base annual salary to the Company's Named Executive Officers (other than Mr. Leonis) which averaged approximately 9%. These increases in the base salaries of the Named Executive Officers became effective on October 1, 1996.

    The Committee set Mr. Leonis' base annual salary at $675,000, effective October 1, 1996. In evaluating the performance of Mr. Leonis and establishing the adjustment to his base annual salary, the Committee reviewed the overall performance of the Company and Mr. Leonis' contributions during the 1996 fiscal year. The Committee gave special recognition to the following 1996 accomplishments realized under Mr. Leonis' leadership: (i) the Company added breadth and depth to its capabilities through the acquisition and integration of four companies with combined annual revenues of approximately $1 billion; (ii) financial performance for the year was strong, reaching $3.6 billion in sales, an increase of 9% over the 1995 fiscal year; (iii) net income increased 12% over the 1995 fiscal year; (iv) earnings per share rose 11% for the 1996 fiscal year;
(v) improved earnings permitted the Company to make investments while maintaining a strong balance sheet.

ANNUAL INCENTIVE AWARDS

    The Committee administers annual incentive awards pursuant to various performance-based plans, including the Company's Performance Award Plan. The Committee annually determines which officers and key employees will be eligible to receive annual incentive awards. Under the Company's Performance

Award Plan, an award is payable in full in December of the year it is granted, provided the recipient is then employed by the Company.

    The Performance Award Plan requires the Committee to establish, prior to the beginning of each fiscal year, a planned level of Company performance objectives determined by certain financial measurements, such as profits, profit-growth, profit related return ratios, cash flow, and total shareholder return. The Committee has discretion to provide for additional opportunities to receive annual incentive awards based upon the attainment of various productivity and long-term growth objectives. For fiscal year 1997, the Committee established a performance objective based on a formula which calculates earnings per share and earnings per share growth based on beginning-year shares and earnings on an after-tax basis. Using this formula, the total bonus pool available for fiscal year 1997 incentive awards is $2,953,000.

    The Committee granted Mr. Leonis a bonus of $675,000, of which $415,000 is a discretionary bonus in excess of the bonus pool. In determining Mr. Leonis' bonus for the 1997 fiscal year, the Committee considered the following factors: the Company's sales for the 1997 fiscal year increased 16% and earnings per share increased 8% over the fiscal year 1996 results; the Company generated sufficient cash flow in fiscal year 1997 to facilitate acquisitions, reduce its debt by more than $100 million, and repurchase 875,000 shares of the Company's Common Stock; and through the acquisition of the Racal Marine Group and SAI Technology, the Company has strengthened its position in the marine electronics and electronic display markets, respectively. The Committee also noted that under Mr. Leonis' leadership, certain of the Company's operating groups successfully entered into new markets. Finally, the Committee determined that the discretionary bonus was warranted because Mr. Leonis was successfully guiding the Company through the process of reassessing its goals and reorganizing its operations in order to better compete in the U.S. and global marketplace.

LONG-TERM INCENTIVE AWARDS

    The Company uses stock option grants as a long-term incentive to attract and retain key employees whose talents and contributions are important to the long-term success of the Company. Stock option grants also align the employee's interest with that of the shareholders. The Committee grants stock options pursuant to the Company's 1984 Long-Term Stock Incentive Plan, and sets guidelines for the number and terms of such grants based on peer group data and the Company's business objectives. The 1984 Long-Term Stock Incentive Plan requires that options be granted at no less than 100% of fair market value. Options granted by the Committee generally become exercisable in cumulative installments over a period of five years, and, in general, upon termination of employment, the individual forfeits any installment which has not vested during the period of employment.

    In fiscal year 1997, the Named Executive Officers were granted the number of options to purchase shares of the Company's Common stock as provided in the table on page 10.

    THE FOREGOING REPORT HAS BEEN FURNISHED BY THE FOLLOWING MEMBERS OF THE COMPENSATION AND SELECTION COMMITTEE:

David E. Jeremiah, CHAIRMAN    William P. Sommers
Carol B. Hallett               C.B. Thornton, Jr.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    As of the dates indicated in the footnotes below, the following table sets forth entities which were known to beneficially own more than 5% of the Company's Common Stock.

NAME AND ADDRESS                        AMOUNT AND NATURE OF     PERCENT OF CLASS
OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP    (AS OF RECORD DATE)

Unitrin, Inc.
One East Wacker Drive
Chicago, Illinois 60601                       12,657,764(a)             27.48%

FMR Corp
82 Devonshire Street
Boston, Massachusetts 02109                    5,433,900(b)             11.80%

(a) Unitrin, Inc. ("Unitrin") has reported in a filing with the SEC on Schedule 13D that, as of October 5, 1995, shares of Litton Common Stock are owned by Unitrin (1,827,893 shares) and two of its subsidiaries, Trinity Universal Insurance Company (5,378,883 shares) and United Insurance Company of America (5,450,988 shares). Unitrin reported that such subsidiaries each share voting power and dispositive power with Unitrin over the shares respectively reported by them.

(b) FMR Corp has reported in a March 10, 1997 filing with the SEC on Schedule 13G that it beneficially owns, in the aggregate, 5,433,900 shares of Litton Common Stock. Of these reported shares, 5,418,700 shares are owned by its wholly-owned subsidiary, Fidelity Management & Research Company, as a result of its acting as investment adviser to various investment companies registered under the Investment Company Act of 1940; and 15,200 shares are owned by its wholly-owned subsidiary Fidelity Management Trust Company as a result of its serving as investment manager to institutional accounts. FMR Corp. reported that it has sole dispositive power with respect to these shares and sole voting power with respect to 15,200 shares.

                               PERFORMANCE GRAPH
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                   1992       1993       1994       1995       1996       1997
Litton Industries Inc                 $100        148        192        200        223        269
S&P Aerospace Defense Index           $100        128        146        217        282        400
S&P 500 Index                         $100        109        114        144        168        256

The above graph illustrates the performance of Litton Common Stock over the five-year period from August 1, 1992 through July 31, 1997, compared to the performance of the S&P 500 Index and the S&P Aerospace/Defense Index. Assumes $100 invested August 1, 1992 in Litton Industries, Inc. Common Stock, the S&P 500 Index and the S&P Aerospace/Defense Index (dividends reinvested).

               ITEM TWO: RATIFICATION OF APPOINTMENT OF AUDITORS

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE 1998 FISCAL YEAR.

    Deloitte & Touche LLP and a predecessor firm have served as Litton's independent auditors continuously since fiscal 1954, are familiar with the business and operations of the Company and its subsidiaries, and have offices in or convenient to most of the localities in the United States and in most other countries where the Company and its subsidiaries operate.

    Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    Shareholders may submit proposals on matters appropriate for shareholder action at the Company's annual meetings consistent with regulations adopted by the SEC. For such proposals to be considered for inclusion in the Proxy Statement and form of proxy relating to the 1998 Annual Meeting, they must be received by the Company not later than July 1, 1998. Such proposals should be directed to the attention of the Secretary of the Company at 21240 Burbank Boulevard, Woodland Hills, California 91367-6675.

                                 OTHER MATTERS

    The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers, or regular employees of Litton in person or by telephone, telegraph, facsimile transmission, or telex. The Company also has retained D. F. King & Co., Inc., to aid in the solicitation at an estimated cost of $12,000 plus out-of-pocket expenses. Arrangements have been made for brokerage houses, nominees, and other custodians to send proxy materials to their principals, and the Company will reimburse them for doing so.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Common Stock Performance Graph on page 16 and the Report of the Compensation and Selection Committee on pages 13-14 shall not be incorporated by reference into any such filings.

    The Board of Directors does not know of any other matters that are to be presented for action at the December 4, 1997, meeting. Should any other matter come before the meeting, the accompanying proxy will be voted with respect to the matter in accordance with the best judgment of the persons voting the proxy.

THE BOARD OF DIRECTORS
LITTON INDUSTRIES, INC.

  /     /

                    Directors reconfirmed a vote "FOR" Items 1 and 2

1. Election of   FOR all nominees   WITHHOLD AUTHORITY to    *EXCEPTIONS
   Directors     listed below       vote for ALL nominees
                                    listed below
                     /   /               /   /                  /   /

Nominees: Alton J. Brann, Michael R. Brown, Joseph T. Casey, Carol B. Hagan,
          Orion L. Moca, David E. Jeremiah, Rudolph E. Lang, Jr.,
          John M. Leonis, William P. Sommers, C. B. Thornton, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and with that nominee's name in the space provided below.

*Exceptions __________________________________________________________________

2. Proposal to ratify the selection of
   Deloitte & Touche LLP as independent
   auditors for the fiscal year ending
   July 31, 1996.                         FOR /  /  AGAINST /  /  ABSTAIN /  /


                                                         ADDRESS CHANGE
                                                         AND/OR COMMENTS  /  /

                                         Note: Please sign exactly as shown
                                         at left. If stock is jointly held,
                                         each owner should sign. Executors,
                                         administrators, trustees, guardians,
                                         attorneys and corporate officers
                                         should indicate their fiduciary
                                         capacity or full title when signing.

                                         Dated: _____________________, 1997

                                         __________________________________
                                                        Signature

                                         __________________________________
                                                        Signature
                                                     (if jointly held)
   Please Mark, Date, Sign and Mail
   This Proxy Card Promptly in the         Votes must be Indicated
   Enclosed Envelope.                      (X) in Black or Blue ink.  /  /

                              LITTON INDUSTRIES, INC.

                                     P R O X Y

     John M. Leonis and Rudolph E. Lang, Jr., or either of them individually and each of them with power of substitution, are hereby appointed Proxies of the undersigned to vote all Common Stock and Series B Preferred Stock of Litton Industries, Inc. owned on the record date by the undersigned at the Annual Meeting of Shareholders to be held in the Regent Beverly Wilshire Hotel, Beverly Hills, California at 11:00 a.m. on Thursday, December 4, 1997, or any adjournment thereof, upon such business as may properly come before the meeting, including the item on the reverse side of this form, as set forth in the Notice of 1997 Annual Meeting of Shareholders and the Proxy Statement dated October 27, 1997.

     UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

                      (Continued, and to be signed and dated, on reverse side.)


                                         LITTON INDUSTRIES, INC.
                                         P. O. BOX 11065
                                         NEW YORK, N.Y. 10203-0065